Independent Auditors' Consent

The Board of Directors

Calvert Municipal Fund, Inc.:

We consent to the use of our report dated February 14, 2003, incorporated herein by reference, for Calvert Municipal Fund, Inc. comprising the National Municipal Intermediate and California Municipal Intermediate Portfolios as of December 31, 2002, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Custodians" in the Statement of Additional Information in or made part of this Post-Effective Amendment No. 21 to the Registration Statement File No. 33-44968.

  /s/ KPMG LLP

Philadelphia, Pennsylvania

April 25, 2003